Exhibit 10.1
6401 SOUTHWEST FREEWAY
LEASE AGREEMENT
Between
ALLSTAR EQUITIES, INC.,
A TEXAS CORPORATION
(Landlord)
And
INX INC.
A DELAWARE CORPORATION
(Tenant)

TABLE OF CONTENTS
FOR OFFICE BUILDING LEASE

EXHIBITS

EXHIBIT “A”	Legal Description of Building

EXHIBIT “B”	Floor Plan Showing Leased Premises

EXHIBIT “C”	Construction Work to be Performed In Leased Premises

EXHIBIT “D”	Rules and Regulations

EXHIBIT “E”	Parking

EXHIBIT “F”	Certificate of Corporate Resolution

EXHIBIT “G”	Lease Guarantee

LEASE ADDENDUM

LEASE AGREEMENT
     THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of the 11th day of October, 2006, by and between Allstar Equities, Inc., a Texas corporation (hereinafter called “Landlord”) and INX Inc., A Delaware Corporation (hereinafter called “Tenant” whether one or more).
WITNESSETH:
     1. Leased Premises and Basic Terms
          1.1. Subject to and upon the terms, provisions and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant takes and leases from Landlord certain space within the building located at 6401 Southwest Freeway in Houston, Harris County, Texas (herein after called the “Building”). The Building is situated on that certain tract of land described on Exhibit “A” attached hereto and made a part hereof for all purposes. The term “Building” includes related driveways, parking areas and similar improvements. The area hereby leased in the Building is hereafter called the “Leased Premises” and is shown outlined on the floor plan drawing which is attached hereto marked Exhibit “B” and made a part hereof for all purposes.
          1.2. As used throughout this Lease, its Exhibits, and the Lease Addendum (if any) the following terms shall have the meaning set forth below in this section 1.2.
“Base Rent” shall mean fourteen and 50/100 dollars ($14.50) per year per square foot of NRA (defined below), or nineteen thousand nine hundred twenty-three and 00/100 dollars ($19,923) per month.
“Buildout Allowance” shall mean thirty thousand nine hundred thirty-seven and 50/100 dollars ($30,937.50), or zero and 37.5/100 dollars ($0.375) per year per sq. ft. of NRA, which Buildout Allowance has been taken into consideration by reducing the Base Rent payable under this lease by $0.375 per year per sq. ft. of NRA to $14.50 per square foot of NRA.
“Commencement Date” shall mean February 1, 2007.
“End Date” shall mean January 31, 2014.
“Expense Stop” shall mean six and 00/100 dollars ($6.00) per year per square foot of NRA.
“Initial Term” shall mean a period of eighty four (84) months commencing on the Commencement Date
“Maximum Occupancy” shall mean one person for every 250 square feet of NRA (defined below).
“Net Rentable Area” or “NRA” shall mean sixteen thousand four hundred eighty-eight (16,488) square feet.
“Maximum Parking Spaces” shall mean sixty-one (61) parking spaces.
“Permitted Use” shall mean the use of the Leased Premises solely for the purpose of general, administrative, sales, engineering and other professional purpose office.
“Security Deposit” shall mean the amount of nineteen thousand nine hundred twenty-three and 00/100 dollars ($19,923).
     2. Term
          2.1. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this Lease is for the term set forth as the Initial Term in section 1.2 hereof, to commence on the Commencement Date and end on the End Date, or on such date as the Term of this Lease shall sooner cease and terminate as hereinafter provided. The definition of (or references to) the “Term” of this Lease shall include the Initial Term as set out above, and all renewals or extensions thereof, unless the context indicates to the contrary.
          2.2. The Leased Premises shall be completed and prepared for Tenant’s occupancy in the manner, and subject to the terms, conditions and covenants set forth in Exhibit “C” which is attached hereto and made a part hereof for all purposes. The installations, facilities, materials and work to be furnished, installed and performed in the Leased Premises by Landlord are hereinafter (and in Exhibit “C”) referred to as “Landlord’s Improvement Work.” All other installations, facilities, materials, construction and work which may be undertaken by or for the account of Tenant to improve, prepare, equip, decorate or furnish the Leased Premises for Tenant’s occupancy, are hereinafter (and in Exhibit “C”) called “Tenant’s Improvement Work.” The installation of all of Tenant’s telephone equipment, computer equipment, network equipment, office equipment, access systems, security systems, and all associated wiring and cabling (the “Tenant Equipment”) shall be considered Tenant’s Improvement Work hereunder, including the monthly monitoring costs thereof. All Tenant’s Improvement Work, which must be approved in writing in advance by Landlord, is to be contracted for by Tenant, at Tenant’s sole expense, including any monthly monitoring of such systems. Any approval by Landlord or Landlord’s architects and/or engineers of any of Tenant’s drawings, plans and specifications which are prepared in connection with any construction of improvements in the Leased Premises shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as may be required hereunder in connection with Tenant’s construction or improvements in the Leased Premises in accordance with such drawings, plans and specifications.
          2.2.1. In connection with Landlord’s Improvement Work and/or Tenant’s Improvement Work, Landlord and Tenant further covenant as follows:
               2.2.1.1. The Leased Premises shall be deemed ready for occupancy on the date that Landlord’s Improvement Work in the Leased Premises shall have been substantially completed as certified to by Landlord, or Landlord’s architect; and it shall be so deemed, notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which do not materially interfere with Tenant’s use of the Leased Premises.
               2.2.1.2. If the making of the Leased Premises ready for occupancy shall be delayed due to any act or omission of Tenant or any of its employees, agents or contractors, or any failure to plan or execute Landlord’s Improvement Work or Tenant’s Improvement Work diligently and expeditiously, the Leased Premises shall be deemed ready for occupancy on the date when they would have been ready but for such delay.
               2.2.1.3. If and when Tenant shall take actual possession of the Leased Premises, it shall be conclusively presumed that the same were in satisfactory condition (subject to latent defects) as of the date of such taking of possession, unless, within seven (7) days after such date Tenant shall give Landlord written notice specifying with particularity the respects in which the Leased Premises were not in satisfactory condition. After taking possession of the Leased Premises, any such notice from Tenant shall in no manner whatsoever relieve Tenant from the payment of rent, or allow a delay in the payment of rent by Tenant, or otherwise excuse Tenant from performance of its obligations under this Lease.
          2.3. The effective date of this Lease shall be the date of execution of this Lease by Landlord and Tenant.
          2.4. Notwithstanding the fact that the Commencement Date of this Lease shall be a date subsequent to the effective date of this Lease, Landlord and Tenant intend and agree that each shall have vested rights immediately upon execution of this Lease and it is intended that this Lease shall be fully binding upon the parties hereto and shall be in full force and effect from and after execution hereof by both Tenant and Landlord.
          2.5. Tenant covenants and agrees to pay Landlord the Security Deposit upon execution of this Lease to be held by Landlord to secure performance of Tenant’s obligations under this Lease. Upon the occurrence of any Event of Default (hereinafter described) by Tenant under this Lease, Landlord may, from time to time and without prejudice to any other remedy, apply said Security Deposit to the extent necessary to pay any arrears of Base Rent (defined in Section 4.1 below) or any other damages, injury, expense or liability caused to Landlord by such Event of Default. Landlord shall, subject to the terms of this Lease, return to Tenant any remaining balance of such Security Deposit within thirty (30) days after the termination of this Lease. The Security Deposit shall not be considered an advance payment of Base Rent or a measure of Landlord’s damages in case of default by Tenant. If at any time during the Term hereof, the Security Deposit, or any portion thereof, is applied by Landlord as provided by the terms of this Lease, Tenant shall, not later than ten (10) days after written notice from Landlord, restore the Security Deposit to its original amount as set out in the first sentence of this Article 2.5. In addition to the foregoing, Tenant shall forfeit the Security Deposit to Landlord should Tenant enter into any type of bankruptcy proceeding. It is intended that this paragraph and the provisions herein contained shall supersede and be paramount to any conflicting provisions of the Texas Property Code, as well as any statute governing the rights of landlords regarding the return and retention of security deposits. Tenant herein voluntarily and knowingly waives any and all statutory provisions regarding the return and retention of security deposits. This paragraph shall control.
     3. Use
          3.1. The Leased Premises are to be used and occupied by Tenant solely for the Permitted Use, and the Tenant shall not use the Leased Premises for any other purpose without the express prior written consent of Landlord, which consent Landlord may deny at Landlord’s sole discretion.

     4. Rent
          4.1. As rental for the use and occupancy of the Leased Premises, Tenant shall pay (and Tenant hereby agrees to pay) to Landlord, at the Building office (or at such other address as designated by Landlord), in advance, without demand, deduction, set-off or abatement the Base Rent, which amount shall be payable on the first day of each calendar month for each and every month during the Term of this Lease, in lawful money of the United States of America. If the Commencement Date is not the first day of a calendar month, or the Lease terminates on a day other than the last day of a calendar month, Tenant will pay a pro rata part of such monthly amount as rental for the first or last partial month, as the case may be. Tenant shall also pay to Landlord all other sums of money as shall become due from and payable by Tenant to Landlord under the terms of this Lease (“Additional Rent”). Subject to notice and cure periods as expressly provided for in Article 19.1.1 of this Lease, Landlord shall have the same remedies for default for the payment of Additional Rent as are available to Landlord in the case of a default in the payment of Base Rent.
          4.2. Any payment of Base Rent received after the fifth (5th) day of the month, or any payment of Additional Rent, or any other sums due to Landlord hereunder received later than five (5) days after the due date, shall be considered a late payment, and such amounts shall bear interest from the due date until paid at the lesser of: (1) twelve percent (12%) per annum; or (2) the highest nonusurious interest rate permitted by applicable law. Any such interest shall be payable as Additional Rent hereunder and shall be payable to Landlord immediately on demand.
     5. Services Provided by Landlord
          5.1. Subject to the terms of this Lease, Landlord agrees to furnish to Tenant:
               5.1.1. Air conditioning and heating in season, Monday through Friday from 7:45 a.m. to 5:30 p.m., and from 9:00 a.m. until 10:00 a.m. on Saturdays (except on days defined as a Holiday as defined below) at such temperatures as are considered to be standard for comparable office buildings in Houston, Texas; provided, however, air conditioning and heating services during normal business hours of the Building on Saturdays shall only be provided upon written request of Tenant made in accordance with the rules and regulations for the Building. Landlord will provide air conditioning and heating service outside of the above referenced hours at the hourly cost thereof to Landlord, which cost shall in no case be less than $35.00 per hour. “Holiday” as used herein shall mean New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Day after Thanksgiving and Christmas Day. In the event that any Holiday shall be observed on a day other than the actual day on which such Holiday occurs, then the day which such Holiday is observed shall constitute the Holiday under this Lease.
               5.1.2. Water at those points of general supply provided on the floor on which the Leased Premises are located.
               5.1.3. Janitor service on a five (5) day week basis; provided however, if Tenant’s floor covering or other improvements in the Leased Premises is other than Building standard, Tenant shall pay the additional cleaning costs attributable thereto as Additional Rent hereunder.
               5.1.4. Building standard fluorescent bulb and ballast replacement in all areas and all incandescent bulb replacement in public areas, restrooms, parking areas and stairwells.
               5.1.5. Electrical facilities to furnish sufficient power for personal computers and other machines of similar low electrical consumption, including electricity required for duplicating equipment; but not including special lighting in excess of the Building standard, or any other item of electrical equipment, the electrical power requirement of which singly consumes more than 0.25 kilowatts per hour at rated capacity or requires a voltage other than 120 volts single phase; and provided further that if any installation of said electrical equipment requires additional air conditioning capacity above that provided by the Building’s standard system, then such additional air conditioning installation and operating costs shall be the sole obligation of Tenant, which additional electrical costs and related metering and engineering costs shall be deemed to be excess electrical cost (“Excess Electrical Cost”) hereunder. Tenant shall pay to Landlord, as Additional Rent billed monthly, any Excess Electrical Cost. Excess Electrical Cost hereunder may be determined by Landlord by either (1) separately metering the electrical consumption of the subject equipment and related air conditioning; or (2) by the use of an estimate, which method choice shall be at the sole discretion of Landlord. If the estimate method is used, Landlord’s engineer will compute the estimate. If the separate metering method is used, the cost of required metering equipment and its installation will be borne by Tenant. The charges for Excess Electrical Cost and related metering shall be billed as often as monthly, at Landlord’s discretion, by Landlord to Tenant as Additional Rent hereunder.
               5.1.6. Tenant shall pay Additional Rent provided for in this Subarticle 5.1 not later than ten (10) days after presentation of a statement therefor by Landlord, and Tenant’s failure to timely pay such amount shall constitute a default under this Lease.

          5.2. Failure by Landlord to any extent furnish these defined services, or any cessation or interruption thereof, resulting from causes beyond the reasonable control of Landlord, shall not render Landlord liable in any respect for damages to either persons or property, nor shall the same be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve or excuse Tenant from fulfillment or performance of any covenant or agreement hereof including specifically, but not limited to, payment of rent. Should any of the equipment or machinery break down, or for any reason or cause cease to function properly, Tenant shall have no claim for rebate of rent or damages on account of an interruption of services occasioned thereby or resulting therefrom. In the event of any such interruption of such services, Landlord shall use reasonable diligence, during normal business hours, to restore such service in any circumstance in which such restoration is within reasonable control of Landlord.
               5.2.1. In the event the Landlord fails to provide any of the services described herein (through no fault of Tenant, Tenant’s agents, representatives, successors, assigns, shareholders, employees, contractors, directors or officers), and such failure (i) is the result of conditions within Landlord’s control, (ii) renders the Leased Premises untenable (i.e., Tenant cannot reasonably conduct its business therein), and (iii) continues for more than five (5) consecutive days after written notice from Tenant, then the Tenant shall be entitled to have Landlord abate rentals proportionately as to that portion of the Leased Premises rendered untenable for original use under the Lease until such services are restored or the Leased Premises are otherwise rendered tenable again.
          5.3. Should Tenant desire any additional services beyond those described in Subarticle 5.1 above, or desire rendition of such services outside the normal times such services are provided by Landlord, then Landlord may (at Landlord’s option), upon reasonable advance notice from Tenant to Landlord, furnish such services and Tenant agrees to pay Landlord such charges as may be agreed upon between Landlord and Tenant, but in no event at a charge more than Landlord’s actual cost, plus five percent (5%) thereof as overhead for the additional services provided, it being agreed that the cost to Landlord of such additional services shall be excluded from the Basic Cost (as that term is defined in Article 8 of this Lease).
          5.4. Landlord shall furnish Tenant sixty one (61) 24-hour access cards for the main Building entry and the main corridor door entering the Leased Premises. Additional access cards (or keys for other spaces within the Leased Premises) will be furnished at a charge of $5.00 each for keys and $10.00 each for access cards. Requests for additional keys or access cards shall be on a written order signed by Tenant or Tenant’s duly authorized representative. All keys and cards shall remain the property of Landlord. Replacement of lost, stolen, or broken access cards will be at the costs set forth above. No additional locks shall be allowed on any door of the Leased Premises without the express written permission of Landlord first received, and Tenant shall not make or permit to be made any duplicated keys. Upon termination of this Lease, Tenant shall deliver to Landlord all keys and cards to the Leased Premises and shall give to Landlord a full explanation of any combinations for all locks for safes, and vault doors, if any, in the Leased Premises. Failure to return keys and cards will result in a debit from the security deposit to cover the lost items.
          5.5. Landlord shall provide and install the initial door signage for the entry door to the Leased Premises. All such letters and numerals shall be in Building’s standard graphics, and no others shall be used or permitted on the Leased Premises. Landlord shall also provide and install the initial listing for Tenant’s business on the Building directory board in the main lobby of the first floor of the Building.
          5.6. All installations now or hereafter placed on the Leased Premises in excess of Building standard items, as reasonably determined by Landlord, shall be for Tenant’s account and at Tenant’s cost (and Tenant shall pay all ad valorem taxes and increases in insurance thereon), which costs shall be payable by Tenant to Landlord as Additional Rent hereunder promptly upon being invoiced therefor; and failure by Tenant to pay the same in full within thirty (30) days after receipt of a statement therefor shall constitute an Event of Default by Tenant hereunder, giving rise to all remedies available to Landlord under this Lease and at law for nonpayment of rent.
     6. Quiet Enjoyment
          6.1. Provided Tenant complies with its covenants, duties, agreements and obligations hereunder, Tenant shall quietly have, hold and enjoy the Leased Premises subject to the terms and provisions of this Lease.
     7. Repairs and Maintenance
          7.1. Landlord shall, at Landlord’s expense (except as may be otherwise provided for herein) make the necessary repairs of damage to the Building corridors, lobby, roof, foundation, exterior curtain wall and all other structural members of the Building, and equipment used to provide services referred to herein, unless any such damage (excluding ordinary wear and tear) is caused by the acts or omissions of Tenant, its agents, employees, representatives or invitees, in which event Tenant agrees to pay the costs of such repairs as Additional Rent hereunder. Tenant will promptly give Landlord written notice of any damage requiring repair by Landlord as provided above.

          7.2. Tenant shall not injure the Leased Premises or the Building. Tenant shall maintain and keep the Leased Premises in a clean, attractive condition, and in good repair, excepting only damage to be repaired by Landlord as provided for above. Upon termination of this Lease, Tenant will surrender and deliver the Leased Premises to Landlord in the same condition in which they existed at the commencement of the Lease, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant.
               7.2.1. Tenant will not permit any mechanic’s lien or liens to be placed upon the Leased Premises or the Building or improvements thereon during the Lease Term caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, and in the case of the filing of any such lien Tenant will promptly pay same. If default in payment thereof shall continue for twenty (20) days after written notice thereof from Landlord to Tenant, Landlord shall have the right and privilege at Landlord’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be so much additional indebtedness hereunder due by Tenant to Landlord and shall be paid to Landlord immediately on rendition of a bill therefor.
     8. Adjustment of Base Rent
          8.1. The Base Rent provided for herein includes the Basic Cost up to the level of the Expense Stop.
          8.2. The term “Basic Cost,” as used herein, shall mean all operating expenses incurred and/or paid with respect to ownership, maintenance and operation of the Building. All operating expenses shall be determined in accordance with generally accepted accounting principles applicable to the real estate industry. The term “operating expenses” as used herein shall mean all expenses, costs and disbursements (not including specific costs especially billed to and paid by specific tenants, nor rental commissions) of every kind and nature which Landlord shall pay or become obligated to pay because of, or in connection with, the ownership, maintenance and operation of the Building, including, but not limited to, the following:
               8.2.1. Wages and salaries of all employees directly engaged in the operation and maintenance of the Building up to the level of Building Manager, or access control to and from the Building, including taxes, insurance, and benefits relating thereto.
               8.2.2. All supplies, tools, equipment, and material used in operation and maintenance of the Building.
               8.2.3. Management fees relating to the management of the Building, which management fees shall not exceed five percent (5%) of the Landlord’s gross receipts related to the Building.
               8.2.4. Costs of all utilities for the Building, including but not limited to, costs of water and power, heating, lighting, air conditioning, and ventilating for the Building.
               8.2.5. Costs of all maintenance, cleaning, janitorial, landscaping maintenance, including service agreements relating to the Building and all equipment and systems therein (including, without limitation service agreements for the maintenance of the elevator and HVAC systems and for security); and including the costs of window cleaning.
               8.2.6. Costs of all insurance relating to the Building including but not limited to, the cost of casualty and liability insurance and rent insurance and insurance covering Landlord’s personal property used in connection therewith including the cost of any deductibles.
               8.2.7. All taxes and assessments and other governmental charges whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Leased Premises or by others subsequently created or otherwise, and any other taxes and improvement assessments attributable to the Building (and the parcel of land on which it is erected) or its operation, excluding, however, federal and state taxes on Landlord’s income. It is agreed and understood that Tenant will be responsible for all taxes on its personal property and on the value of leasehold improvements to the extent that the same exceed Building standard allowances.
               8.2.8. All costs of repairs, replacements, improvements and general maintenance which are appropriate for the continued operation of the Building as a first-class office building.
               8.2.9. The cost of capital expenditures made to the Building by reason of the laws and requirements of any public authorities or the requirements of any insurance companies or bodies which become effective after the date hereof.
               8.2.10. If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in operating expenses amortized over the life of such equipment in accordance with generally accepted accounting principles consistently applied, then the cost thereof shall be included in operating expenses but only to the extent of the actual cost savings. The costs of any such capital equipment or capital expenditures are to be included in operating expenses (for each year during the Term of this Lease) on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in operating expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the prime interest rate then quoted in The Wall Street Journal, plus one percent (1%), at the time of Landlord’s having incurred said costs. If Landlord shall lease any such item of capital equipment designed to result in savings and reductions in operating expenses, then the rentals and other costs paid or incurred in connection with such leasing shall be included in operating expenses for the year in which they were incurred but only to the extent of the actual cost savings.
          8.3. At the end of each calendar year during the Term of this Lease, Landlord shall compute the Basic Cost (calculated as herein provided) for such calendar year or portion thereof. The Expense Stop shall then be subtracted from the Basic Cost for the applicable year, and the remainder shall be multiplied by the Tenant’s proportionate share calculated in accordance with Section 8.6 and 8.7 below, the product of such multiplication being herein called the “Escalation Payment.” Tenant shall thereupon be obligated to pay to Landlord such Escalation Payment as Additional Rent within ten (10) days after Landlord shall have submitted to Tenant a bill or invoice therefore accompanied by a reasonable itemization of the Basic Cost.
          8.4. After Landlord has determined and submitted to Tenant a bill or invoice for the Escalation Payment due as provided for under Subarticle 8.3 above, Landlord shall have the right to make a good faith estimate of the Escalation Payment to be due and payable by Tenant for any calendar year or part thereof during the Term, and Tenant shall pay to Landlord, on the first day of each calendar month thereafter, together with the payment of Base Rent, an amount equal to the estimated Escalation Payment for such calendar year (or part thereof) divided by the number of months therein. Any amounts paid based on any such estimate shall be subject to adjustment as herein provided when the actual amounts constituting Tenant’s Escalation Payment are available for each calendar year. In the event of such billing or invoicing procedure by Landlord, then Tenant shall be bound and obligated (and hereby agrees) to pay such indicated amounts contemporaneously with each required payment of rental hereunder, on the first day of each calendar month, monthly in advance, for each and every month in the Term of this Lease in lawful money of the United States of America.
          8.5. Once each calendar year, Landlord shall perform such computations as are necessary to determine the Escalation Payment properly payable by Tenant under this Article 8, whereupon, if Tenant shall have overpaid pursuant to the monthly estimates referred to above, Landlord shall refund to Tenant within thirty (30) days the amount of the excess (less any sums due and owing by Tenant to Landlord); but if Tenant shall have underpaid, Landlord shall invoice Tenant for the amount of the underpayment and such underpayment shall be paid by Tenant to Landlord within thirty (30) days thereafter.
          8.6. Each calendar year an adjustment shall be made in computing the Basic Cost for such year so that Basic Cost shall be computed for such year as though the Building had been ninety five percent (95%) occupied during the entirety of such year and as though ninety five percent (95%) percent of the Building had been provided with Building standard services during the entirety of such year. If the occupancy level in the Building for any calendar year equals or exceeds ninety five percent (95%), there shall be no such upward adjustment but the actual costs shall be used to determine Basic Cost for such year.
          8.7. Whenever the term “Tenant’s share” or “Tenant’s proportionate share” is used herein, it shall be deemed (and it is agreed by Tenant) that such share or proportion is the percentage of NRA square feet under this Lease as compared to fifty thousand one hundred seventy two (50,172) square feet; provided, however, that such share shall be adjusted accordingly if said Leased Premises are hereafter expanded or reduced.
          8.8 Tenant shall have the right, during business hours, upon reasonable prior notice, and within one (1) month after receipt of an Escalation Payment invoice from Landlord, to notify Landlord of Tenant’s intent to inspect Landlord’s books and records relating to operating expenses and/or have such books and records audited at Tenant’s expense by a certified public accountant or other party designated by Tenant. If any audit discloses a discrepancy of more than ten percent (10%) in the amount of Tenant’s operating expense payment for any calendar year, the cost of the audit, if done by a party outside the direct employment of Tenant, shall be paid for by Landlord, which cost to be born by Landlord shall not under any circumstance exceed the amount of the discrepancy in the Tenant’s operating expense payment for such calendar year. Such audit must be performed no later than thirty (30) days following Tenant’s notice to Landlord of intent to audit. This audit right in if exercised by Tenant, shall in no way relieve Tenant from submitting payment the Escalation Payment when due in accordance with Article 8.3 of this Lease.
          8.9 Landlord shall have the right, but not an obligation, to estimate increases in operating costs during any particular calendar year and to bill Tenant periodically during such calendar year at a rate of ninety percent (90%) of Landlord’s estimate of the annual Escalation Payment for such calendar year, in which case the annual Escalation Payment referenced above shall be reduced by the amount of such previously billed periodic estimated Escalation Payments.

     9. Alterations and Improvements
          9.1. Tenant will make no alteration, change, improvement, repair, replacement or addition to the Leased Premises without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. If Landlord grants such prior written consent, then the work to be done in connection therewith shall be done at Tenant’s sole cost and expense, but by Landlord’s or qualified contractors reasonably approved in advance, in writing, by Landlord and in a manner and upon terms and conditions and at a time satisfactory to Landlord. In any instance where Landlord grants such consent, Landlord may grant such consent contingent and conditioned upon Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job working in harmony and not interfering with any labor utilized by Landlord, Landlord’s contractors or mechanics or by any other tenant or such tenant’s contractors or mechanics; and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference, the consent granted by Landlord to Tenant may be withdrawn immediately upon notice to Tenant.
          9.2. Any and all permitted alterations, additions, improvements, or changes (when made to the Leased Premises by Tenant) shall at once become property of Landlord and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise; provided, however, this clause shall not apply to moveable equipment or furniture owned by Tenant. Tenant hereby expressly waives all rights to any payment or compensation for any alterations, additions, changes or improvements to the Leased Premises. Notwithstanding the provision that such alterations, additions, improvements and changes will remain in the Leased Premises upon termination of this Lease, if Landlord so requests in writing, Tenant, at Tenant’s sole cost and expense, shall prior to termination of this Lease, remove any and all alterations, additions, improvements, changes, cabling, fixtures and other property placed or installed by Tenant in the Leased Premises and will promptly repair any damages caused by such removal. In the event Tenant fails to remove the aforesaid described property, than Landlord may remove the same and demand from Tenant and Tenant herein agrees to pay cost and expense incurred by Landlord to remove said property. This paragraph shall survive the termination of this Lease.
          9.3. Tenant may remove its trade fixtures, moveable office furniture, and equipment not attached to the Building provided:
               9.3.1 Such removal is made not later than two (2) days following termination of this Lease.
               9.3.2. Tenant is not in default beyond any applicable cure period of any obligation or covenant of this Lease at the time of such removal.
               9.3.3. Tenant shall promptly repair all damage caused by such removal.
          9.4. If any property not belonging to Landlord remains at the Leased Premises after expiration of the Term of this Lease, Tenant hereby authorizes Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant in the event that such property is property of Tenant; and in the event that such property is the property of someone other than Tenant, Tenant agrees to expressly indemnify, defend and hold Landlord harmless from any and all claims, damages, suits, liability, loss and expenses in connection therewith or incident to any such removal, exercise or dominion over and/or disposition of such property by Landlord.
     10. Assignment and Subletting
          10.1. Tenant may not assign this Lease or sublet the Leased Premises or any part thereof without prior written approval of Landlord.
          10.2 In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof or allow same to be used or occupied by anyone other than Tenant, Tenant shall give Landlord written notice (which shall specify the duration of said desired sublease or assignment, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square footage basis chargeable thereunder) of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease or allow such a use or occupancy. Landlord shall then have a period of twenty (20) days following receipt of such notice within which to notify Tenant in writing that Landlord elects:
               (a) in the event such assignee or sublease fails to meet the conditions set forth in Subarticle 10.2(d) below, to refuse to permit Tenant to assign this Lease or sublet such space, and in such case this Lease shall continue in full force and effect in accordance with the terms and conditions hereof; or
               (b) to terminate this Lease as to the space so affected as of the date so specified by Tenant in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date; or

               (c) to suspend this Lease as to the space so affected as of the date and for the duration so specified by Tenant in its notice, in which event Tenant will be relieved of all obligations hereunder as to such space during said suspension, including a suspension of the Base Rent and Additional Rent in proportion to the portion of the Leased Premises affected thereby (but after said suspension, if the suspension is not for the full term hereof, Tenant shall once again become liable hereunder as to the applicable space); or
               (d) permit Tenant to assign this Lease or sublet such space for the duration specified in such notice, subject to Landlord’s subsequent written approval of the proposed assignee or sublessee, which approval shall not be unreasonably withheld if (i) the proposed assignee or sublessee is a respectable party of substantial financial worth (as determined solely by Landlord, and in any case with a financial worth and credit worthiness equal to or greater than that of Tenant) and Tenant shall have provided Landlord with proof thereof, (ii) the nature and character of the proposed assignee or sublessee, its business and activities and intended use of the Leased Premises are in Landlord’s reasonable judgment consistent with the standards of the Building and the floor or floors on which the Leased Premises are located, (iii) neither the proposed assignee or sublessee (nor any party which, directly or indirectly, controls or is controlled by or us under common control with the proposed assignee or sublessee) is currently a tenant in the Building or any property owned and operated by Landlord, or any partners, associates, officers, directors, shareholders, affiliates, or employees of any current tenant in the Building or in any building owned and operated by Landlord, (iv) the form and substance of the proposed sublease or instrument of assignment is acceptable to Landlord and is expressly subject to all of the terms and provisions of this Lease and to any matters to which this Lease is subject, (v) the proposed occupancy would not increase the office cleaning requirements or impose an extra burden upon the services to be supplied by Landlord to Tenant hereunder and (vi) the granting of such consent will not constitute a default under any other agreement to which Landlord is a party or by which Landlord is bound.
          10.3 No assignment or subletting by Tenant shall be effective unless Tenant shall have executed, acknowledged and delivered to Landlord, and caused each sublessee or assignee to have executed, acknowledged and delivered to Landlord, an instrument in form and substance acceptable to Landlord in which (i) such sublessee or assignee adopts this Lease and assumes and agrees to perform jointly and severally with Tenant, all of the obligations of Tenant under this Lease, as to the space transferred to it, (ii) such sublessee or assignee grants Landlord an express first and prior contract lien and security interest in its personal property brought into the transferred space to secure its obligations to Landlord thereunder, (iii) Tenant subordinates to Landlord’s statutory lien, contract lien and security interest any liens, security interests to other rights which Tenant may claim with respect to any property of such sublessee or assignee, (iv) Tenant and such sublessee or assignee agree to provide to Landlord, at their expense, direct access from a public corridor in the Building to the transferred space, (v) such sublessee or assignee agrees to use and occupy the transferred space solely for the purpose specified in Article 3.1 of the Lease and otherwise in strict accordance with this Lease and (vi) Tenant acknowledges and agrees that, notwithstanding such subletting or assignment, Tenant remains directly and primarily liable for the performance of all obligations of Tenant hereunder (including, without limitation, the obligation to pay Base Rent and Additional Rent hereunder), and Landlord shall be permitted to enforce this Lease against Tenant or such sublessee or assignee, or both, without prior demand upon or proceeding in any way against any other person. Tenant also agrees to reimburse Landlord for any attorneys’ fees or other direct costs incurred by Landlord in connection with any approved sublease or assignment, and any agreements or documents related thereto, including any commissions that Landlord becomes liable to pay to any broker or agent as a result of any such assignment or subletting by Tenant.
          10.4 No consent by Landlord to an assignment of sublease shall be deemed in any manner to be a consent to a use not permitted under Article 3.1 of this Lease. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by any assignee or sublessee shall be subject to the provisions of this Article 10 as if it were a proposed sublease or assignment by Tenant. The prohibition against an assignment or sublease described in this Article 10 shall be deemed to include a prohibition against Tenant’s mortgaging or otherwise encumbering its leasehold estate, as well as against an assignment or sublease which may occur by operation of law, each of which shall be ineffective and void and shall constitute an event of default under this Lease unless consented to by Landlord in writing in advance.
          10.5 In any situation in which Landlord consents to an assignment or sublease hereunder, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement or assignment instrument and all ancillary agreements relating thereto.
          10.6 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Leased Premises, and in such event and upon such transfer, no further liability or obligation shall thereafter accrue against Landlord hereunder.
     11. Compliance With Laws

          11.1 Tenant, at its own cost and expense, shall comply with all federal, state, municipal and other laws, ordinances, rules, and regulations applicable to the Leased Premises and the business conducted therein by Tenant (including specifically, without limitation, any temperature control restrictions, or environmental requirements); and Tenant shall not engage in any activity which would cause Landlord’s fire and extended coverage insurance to be canceled or the rate therefor to be increased (or, at Landlord’s option, Tenant will pay such increase on demand). Further, Tenant shall not commit any act which is a nuisance or annoyance to Landlord or to other tenants, or which might, in the exclusive judgment of Landlord, appreciably damage Landlord’s goodwill or reputation or tend to injure or depreciate the Building (ordinary wear and tear excepted), and Tenant will not commit or permit waste in the Leased Premises or the Building and will comply with all rules and regulations applicable to the Building from time to time promulgated by Landlord. The initial Rules and Regulations of the Building are attached hereto as Exhibit “D” and made a part hereof for all purposes and such Rules and Regulations shall be uniformly applied to all tenants in the Building. Tenant hereby agrees to notify Tenant’s employees of the Rules and Regulations of the Building. Tenant will not paint, erect or display in any manner any advertisement, placard, or lettering that is visible in the corridors or in the lobby of the Building or from the exterior of the Building without Landlord’s express prior written approval.
          11.2. Landlord represents to the best of its knowledge that the Building is in compliance with all laws, rules, regulations and ordinances as of the date hereof. If the Building is determined not to be in compliance, Landlord shall be responsible for all costs and expenses arising in connection with such non-compliance and in making modifications and improvements to bring the Building into compliance.
     12. Fire Or Other Casualty
          12.1 If at any time during the Term of this Lease, the Leased Premises or any portion of the Building shall be damaged or destroyed by fire or other casualty, then Landlord shall have the election to terminate this Lease or to repair and reconstruct the Leased Premises and Building to the condition in which they existed immediately prior to such damage or destruction and Landlord shall give Tenant notice of such election within ninety (90) days from the date of such damage or destruction. Should Landlord fail, for any reason other than Tenant delays or another casualty at the Building, to repair the damage caused by such casualty within 180 days after the date of election to repair and the damage was not caused by the negligence or willful misconduct of Tenant, then, at any time after the 180 day period but prior to the completion of the repair of such damage (but not thereafter), Tenant shall have the right and as its sole remedy, at Tenant’s election, to terminate this Lease effective as of 10 days after the date of such written notice to Landlord.
          12.2 In any of the circumstances provided for in Article 12.1 above, Base Rent shall abate proportionately during the period and to the extent that the Leased Premises are unfit for use by Tenant in the ordinary conduct of its business. If Landlord has elected to repair and restore the Leased Premises, this Lease shall continue in full force and effect and such repairs will be made within a reasonable time thereafter, subject to delays arising from shortages of labor or material, acts of God, war, terrorism or other conditions beyond Landlord’s reasonable control. In the event this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid rent (unaccrued as of the date of damage or destruction) less any sum then owing to Landlord by Tenant. If Landlord has elected to repair and reconstruct the Leased Premises, then the Lease Term shall be extended by a period of time equal to the period of repair and reconstruction, and during which Tenant was unable to occupy the Leased Premises and conduct its business therein.
     13. Eminent Domain
          13.1 If any part of the Leased Premises or the Building shall be taken by the exercise of the power of eminent domain during the Term of this Lease, Landlord may elect to terminate this Lease or to continue the same in effect. If Landlord elects to continue this Lease, the rental shall be reduced in proportion to the area of the Leased Premises so taken and the Landlord shall repair any damage to the Leased Premises or Building resulting from such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term, and for moving expenses (so long as such claim does not diminish the award available to Landlord or any mortgagee, and such claim is payable separately to Tenant). If this Lease should be terminated under any provision of this Article 13.1, rental shall be payable to the date that possession is taken by the condemning authority, and Landlord will refund to the Tenant any prepaid unaccrued rent less any sum then owing by Tenant to Landlord.
     14. Indemnity and Insurance
          14.1. EXCEPT FOR INJURY, DEATH, OR PROPERTY DAMAGE RESULTING FROM THE GROSS NEGLIGENCE OF LANDLORD, TENANT AGREES TO EXPRESSLY INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM ALL CLAIMS (INCLUDING REASONABLE COSTS AND EXPENSES OF DEFENDING AGAINST SUCH CLAIMS, WHICH SHALL INCLUDE, BUT SHALL NOT BE LIMITED TO,

LANDLORD’S REASONABLE ATTORNEYS’ FEES AND RELATED COSTS) ARISING OR ALLEGED TO ARISE FROM ANY ACT OR OMISSION OF TENANT OR TENANT’S AGENTS, EMPLOYEES, CONTRACTORS, OR INVITEES, OR RESULTING FROM ANY INJURY TO ANY PERSON OR DAMAGE TO ANY PROPERTY OCCURRING IN OR AROUND THE BUILDING OR IN THE LEASED PREMISES. TENANT AGREES TO USE AND OCCUPY THE LEASED PREMISES AND OTHER FACILITIES OF THE BUILDING AT ITS OWN RISK AND HEREBY RELEASES LANDLORD, ITS AGENTS AND EMPLOYEES, FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO THE FULL EXTENT PERMITTED BY LAW, UNLESS SUCH DAMAGE RESULTS FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF LANDLORD.
          14.2. TENANT AGREES THAT LANDLORD SHALL NOT BE RESPONSIBLE OR LIABLE TO TENANT, ITS EMPLOYEES, AGENTS, CUSTOMERS OR INVITEES FOR BODILY INJURY (FATAL OR NONFATAL) OR PROPERTY DAMAGE OCCASIONED BY THE ACTS OR OMISSIONS OF ANY OTHER TENANT OR SUCH OTHER TENANT’S EMPLOYEES, AGENTS, CONTRACTORS, CUSTOMERS, OR INVITEES WITHIN THE BUILDING.
          14.3. Tenant shall, at its sole cost and expense, procure and maintain throughout the Term of this Lease, a policy of commercial general liability insurance form CG 0001 or its equivalent, insuring Landlord as an additional insured, against any and all liability for injury to or death of a person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises or by the condition of the Leased Premises.
               14.3.1. Such insurance policy shall contain a blanket contractual liability endorsement (including the contractual liability of Tenant to indemnify and defend Landlord) and shall contain combined single limits of liability for bodily injury and property damage as follows:
•	$2,000,000 General Aggregate (per location)

•	$2,000,000 Products & Completed Operations Aggregate

•	$2,000,000 Personal and Advertising Injury

•	$2,000,000 Each Occurrence

•	$1,000,000 Fire Legal Liability

•	$5,000,000 Excess Liability, following form of the commercial liability policy term, including follow form fire legal liability and aggregate limits.
               14.3.2. Said insurance shall be written by an insurance company or companies satisfactory to Landlord and licensed to do business in the state of Texas, with the Landlord named as an additional insured. Tenant shall obtain a written obligation on the part of the insurance company issuing such policy to notify Landlord at least thirty (30) days prior to cancellation, non-renewal or material change, or modification, change or alteration, of such insurance. Such policy or duly executed certificates of insurance relating thereto including all of the above insurance requirements, shall be promptly delivered to Landlord and renewals thereof shall be delivered to Landlord at least thirty (30) days prior to the expiration of the term of such policy. If Tenant shall fail to comply with the foregoing requirements, or any of them, Landlord may, but shall not have the obligation to, obtain such insurance for Tenant and Tenant shall pay to Landlord, upon demand, the premium cost thereof as Additional Rent hereunder.
          14.4. Landlord agrees to carry “Causes of loss — special form” property insurance on real property as commonly available and on a replacement cost basis.
     15. Waiver of Subrogation
          15.1. In the event that either Landlord or Tenant sustains a loss by reason of fire or other casualty which is a type of risk covered by such parties causes of loss — special form property insurance with extended coverage and such fire or casualty is caused in whole or in part by acts or omissions of the other party, its agents, servants, or employees, then the party sustaining such loss agrees that to the extent that the party sustaining such loss is compensated for such loss by its aforesaid insurance proceeds, the party sustaining such loss shall have no right of recovery against the other party, or the agents, servants, or employees of the other party; and no third party shall have any right of recovery by way of subrogation or assignment or otherwise.
     16. Subordination
          16.1. This Lease is and shall be subject and subordinate to all ground or underlying leases which may now or hereafter affect the real property of which the Leased Premises is a part, and to all deeds of trust and mortgages which may now or hereafter affect any such leases or such real property, and to all renewals, modifications, replacements, and extensions thereof. Tenant agrees that any such ground lessor or any mortgagee and/or beneficiary of any deed of trust or other lien shall have the right at any time to subordinate such ground lease, mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as they shall deem appropriate, in their sole discretion. Tenant further agrees that upon a conveyance of the property of which the Leased Premises form a part, by foreclosure, power of sale or deed in lieu thereof, it will attorn to the successor owner of such property as landlord under this Lease. Upon demand, Tenant agrees to execute any further instruments subordinating this Lease or evidencing its attornment as Landlord, or any ground lessor or mortgagee or beneficiary of any deed of trust affecting the Leased Premises or any successor owner of the land described on Exhibit “A” may request. The provisions of this Article 16 shall be self-operative and no further instrument of subordination shall be required.
     17. Access By Landlord
          17.1 Landlord, its agents, representatives and employees shall have access to and the right to enter upon the Leased Premises with prior notice to Tenant, if possible, (except in the case of emergencies or Tenant requested services) at any reasonable time during business hours to examine the condition thereof, to make any repairs or alterations required to be made by Landlord hereunder, to show the Leased Premises to prospective purchasers or tenants (during the last 12 months of the Term), and for any other purpose deemed reasonable by Landlord. Landlord shall use reasonable efforts not to unreasonably interfere with the daily operation of Tenant’s business with regard to Landlord access as described in this Article 17.1.
     18. Landlord’s Lien
          18.1. TO SECURE THE PAYMENT OF ALL RENT DUE AND TO BECOME DUE HEREUNDER, AND THE FAITHFUL PERFORMANCE OF ALL OF THE OTHER COVENANTS OF THIS LEASE REQUIRED BY TENANT TO BE PERFORMED, TENANT HEREBY GIVES TO LANDLORD AN EXPRESS CONTRACT LIEN ON AND A SECURITY INTEREST IN, ALL PROPERTY, FIXTURES, EQUIPMENT, FURNISHINGS AND MERCHANDISE WHICH MAY BE PLACED IN THE LEASED PREMISES (EXCLUDING TENANT’S CLIENT FILES AND WORK PAPERS) AND ALSO UPON ALL PROCEEDS OF ANY INSURANCE WHICH MAY ACCRUE TO TENANT BY REASON OF DAMAGE TO OR DESTRUCTION OF ANY SUCH PROPERTY. THE PROVISIONS OF THIS PARAGRAPH RELATING TO SAID LIEN AND SECURITY INTEREST SHALL CONSTITUTE A SECURITY AGREEMENT UNDER THE UNIFORM COMMERCIAL CODE SO THAT THE LANDLORD SHALL HAVE AND MAY ENFORCE A SECURITY INTEREST ON ALL PROPERTY OF TENANT NOW OR HEREAFTER PLACED IN OR ON THE LEASED PREMISES, INCLUDING, BUT NOT LIMITED TO, MACHINERY, EQUIPMENT, FIXTURES, FURNISHINGS, AND OTHER ARTICLES OF PERSONAL PROPERTY NOW OR HEREAFTER PLACED IN OR UPON THE LEASED PREMISES BY TENANT. TENANT AGREES TO EXECUTE, AS DEBTOR, SUCH FINANCING STATEMENTS AS LANDLORD MAY NOW OR HEREAFTER REASONABLY REQUEST IN ORDER THAT SUCH SECURITY INTEREST OR INTERESTS MAY BE PROTECTED PURSUANT TO THE UNIFORM COMMERCIAL CODE. LANDLORD MAY, AT ITS ELECTION AT ANY TIME, FILE A COPY OF THIS LEASE AS A FINANCING STATEMENT. LANDLORD, AS SECURED PARTY, SHALL BE ENTITLED TO ALL OF THE RIGHTS AND REMEDIES AFFORDED A SECURED PARTY UNDER THE UNIFORM COMMERCIAL CODE IN ADDITION TO AND CUMULATIVE OF THE LANDLORD’S LIENS AND RIGHTS PROVIDED BY LAW OR BY THE OTHER TERMS AND PROVISIONS OF THIS LEASE. TENANT HEREBY WAIVES ALL EXEMPTION LAWS.
     19. Default and Remedies
          19.1. Each of the following occurrences shall be an “Event of Default”:
               19.1.1. Tenant’s failure to pay Base Rent due hereunder within five (5) days after Landlord has delivered notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Article 19.1.1. on more than one occasion during the twelve (12) month interval preceding such failure by Tenant;
               19.1.2. Tenant fails to provide any estoppel certificate as called for in this Lease and such failure shall continue for five (5) days after written notice thereof from Landlord to Tenant;
               19.1.3. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered to Tenant written notice thereof; and
               19.1.4. The filing of a petition by or against Tenant (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) days after the filing thereof.

               19.1.5 Tenant vacating the Leased Premises during the term of the Lease, unless Tenant continues to pay Base Rent and Additional Rent in accordance with the Lease.
          19.2. Upon the occurrence of any one or more of such Events of Default, Landlord shall have the option to pursue any one or more of the following remedies, or any other remedy set forth in this Lease or otherwise permitted by law, or in equity, without any notice or demand whatsoever (except as expressly required by the terms of this Lease) and Tenant shall be responsible for Landlord’s reasonable attorneys’ fees:
               19.2.1. Terminate this Lease in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rental, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, by any lawful means.
               19.2.2. Terminate Tenant’s right of possession, without terminating this Lease, and enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, by any lawful means.
               19.2.3. Enter upon the Leased Premises by force and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur, thus affecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.
               19.2.4. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Leased Premises, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.
          19.3. Upon Termination of Tenant’s right to possess the Leased Premises, Landlord shall, to the extent required by applicable law, use reasonable efforts to mitigate Landlord’s damages by reletting the Premises. Landlord shall not be deemed to have failed to relet if Landlord refuses to lease the Leased Premises to a prospective new tenant who is (i) an affiliate, parent or subsidiary of Tenant, (ii) is not acceptable to Landlord’s mortgagee, (iii) requires improvements to the Leased Premises to be made at Landlord’s cost, or (iv) unwilling to accept lease terms then proposed by Landlord, including, (a) leasing for a shorter or longer term than remains under the Lease, (b) reconfiguring or combining the Leased Premises with other space, or (c) taking all or part of the Leased Premises and/or (d) changing the use of the business conducted in the Leased Premises.
          19.4. In the event Tenant fails or refuses to make timely and punctual payment of any Base Rent, Escalation Payments, Additional Rent or other sums payable or charges due under this Lease as and when the same shall become due and payable, or in the event of any breach of any of the terms or provisions of this Lease by Tenant, in addition to the other remedies available to Landlord, Landlord at its option, shall be entitled, and is hereby authorized, without any notice to Tenant whatsoever, to enter into and upon the Leased Premises by use of a master key, a duplicate key or any other peaceable means, and to change, alter and/or modify the door locks on all entry doors of the Leased Premises, permanently excluding Tenant and its officers, principals, agents, employees, representatives and invitees therefrom. It is intended that this paragraph, and the provisions herein contained, shall supersede and be paramount to any conflicting provisions of the Texas Property Code, as well as any successor statute governing the rights of landlords to change locks of commercial tenants.
          19.5. In the event Landlord elects to terminate this Lease by reason of an Event of Default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all rental and other indebtedness accrued to date of such termination, pus, as damages, an amount equal to the net present value using a discount rate of ten percent (10%) of the difference between (1) the total rental due plus Tenant’s Escalation Payments hereunder for the remaining portion of the Lease Term (had such Term not been terminated by Landlord prior to the date of expiration stated in Article 2), and (2) the reasonable cash market value of the Leased Premises for such period.
          19.6. In the event that Landlord elects to repossess the Leased Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord at the address specified for notice to Landlord herein all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Tenant to Landlord during the remainder of the Lease Term until the date of expiration of the Term as stated in Article 2 hereof, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period (after deducting expenses incurred by Landlord as provided in Article 19.6 hereof). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved.

          19.7. In case of any Event of Default or breach by Tenant, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Leased Premises; the costs of removing and storing Tenant’s or other occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Leased Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies hereunder including reasonable attorneys’ fees incurred by Landlord.
          19.8. If Tenant should fail to make any payment or cure any default hereunder within the time expressly permitted herein, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Leased Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by Landlord in taking such remedial action.
          19.9. In the event of any default by Landlord or Landlord’s breach of any material term of this Lease, Tenant shall be entitled to initiate an action for damages, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any default unless a shorter cure period is prescribed elsewhere in the terms of this Lease; provided, however, Landlord shall not be considered in default under this Lease if such curative action cannot be completed within such cure period, and Landlord has commenced efforts to cure within such period and is diligently pursuing the cure of such default and, to the extent such default is capable of being cured within 60 days, such default or breach is cured within 60 days of the such notice. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership and possession of the Building and not thereafter.
          19.10. In the event that Landlord shall have taken possession of the Leased Premises pursuant to the authority herein granted, then Landlord shall also have the right to remove from the Leased Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located thereon and place same in storage at any premises within the county in which the Leased Premises is located; and in such event, Tenant shall be liable to Landlord for all costs incurred by Landlord in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument’s copy or Tenant’s or Tenant’s predecessor’s signature thereon and without the necessity of Landlord’s making any nature of investigation or inquiring as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify, defend and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord’s relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant.
     20. Nonwaiver
          20.1. Neither acceptance of rent by Landlord nor failure by Landlord to complain of any action, nonaction or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of any default of any right for either a subsequent default of the same obligation or any other default.
          20.2 Failure by Tenant to complain of any action, nonaction or default of Landlord shall not constitute a waiver of any of Tenant’s rights hereunder. Waiver by Tenant of any right for any default of Landlord shall not constitute a waiver of any default of any right for either a subsequent default of the same obligation or any other default.
     21. Holding Over
          21.1. If Tenant should remain in possession of the Leased Premises after the expiration or termination of the Term of this Lease, without the execution by Landlord and Tenant of a new Lease, then Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all the covenants and obligations of this Lease and at a daily rental of two (2) times the per day rental provided hereunder (and which is applicable for the month preceding the month in which the date of expiration or termination occurs), computed on the basis of a thirty (30) day month.
     22. Notice
          22.1. Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be delivered by United States Registered or Certified Mail, postage prepaid, with return receipt requested, to the address indicated below.

Such addresses may be changed from time to time by either party by giving notice in the manner provided above. Notice shall be deemed given when the U.S. Postal Service delivers the notice to the party to whom notice was sent.

If to Landlord:	If to Tenant:

Allstar Equities, Inc.	INX Inc.
Attn: President	Chief Financial Officer

6401 Southwest Freeway	6401 Southwest Freeway
Houston, Texas 77074	Houston, TX 77074

With a copy to:	With a copy to:
Michael Narsete	Joseph E. Horzepa
5433 Westheimer, Suite 950	Horzepa Spiegel & Associates PC
Houston, Texas 77056	988 Patterson Street
Houston, Texas 77007
     23. Limitation of Landlord’s Liability
          23.1. Tenant agrees to look solely to Landlord’s estate and interest in the Building and the parcel of land on which it is erected and the Leased Premises, for the satisfaction of any right or remedy of Tenant or the collection of any judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord; and no other property or assets of Landlord (or any shareholder, officer or director of Landlord) shall be subject to levy, execution or attachment or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the Leased Premises or the Building, or any other liability of Landlord to Tenant. The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Building and the parcel of land on which it is erected so that in the event of any transfer of title to Building and the parcel of land on which it is erected, upon notification to Tenant of such transfer, said transferor Landlord shall be and hereby is entirely freed and relieved of any and all covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land upon which the Building is erected without further agreement between the parties or their successors in interest, or between the parties or any transferee of title to the Building and the parcel of land on which it is erected that the transferee in such transfer has assumed and agreed to carry out any and all such covenants, obligations, and liabilities of Landlord hereunder.
     24. Parking
          24.1. Parking shall be provided as set out in Exhibit “E” which is attached hereto and made a part hereof for all purposes.
     25. Estoppel Certificate
          25.1. At Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord (or any third party designated by Landlord), within five (5) business days after such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there has been any modifications, that the same is in full force and effect, as modified, and stating with particularity the nature of each modification) and the dates to which rent and other charges may have been paid in advance and such other matters as may be reasonably requested by any prospective purchaser, assignee or lender of the Building and/or the land on which it is situated, it being intended that any such statement delivered pursuant to this Article 25 may be relied upon by any prospective purchaser, assignee or encumbrancer of the Building and/or the Leased Premises. Any such statement shall contain, in addition to matters set forth above, and upon the designation by Landlord, the following:
               25.1.1. Any rent deposits, security deposits, or advance rentals paid.
               25.1.2. The fact that no default exists hereunder by either Landlord or Tenant, or if any default is claimed, specify the nature of such default.
     26. Attorneys’ Fees and Jury Trial
          26.1. In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ and consultants’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In addition to the foregoing, Landlord shall be entitled to reimbursement from Tenant of its reasonable attorneys’ fees incurred by Landlord in any Tenant bankruptcy proceeding including, but not limited to reasonable attorneys’ fees incurred by Landlord in connection with the rejection or assumption of this Lease by Tenant. In the interest of obtaining a speedier and less costly hearing of any dispute, Tenant and Landlord each hereby irrevocably waive the right to trial by jury.
     27. Administrative Charge for Late Payment
          27.1. Any payment of Base Rent received by Landlord after the fifth (5th) day of the month shall be considered a late payment, and an administrative charge of one hundred dollars ($100.00) per late payment shall become due and payable to Landlord on demand, to compensate Landlord for the cost, time, and inconvenience of collecting late rents, which administrative charge shall be deemed Additional Rent due hereunder. The date the payment is received, in good and sufficient funds, shall be considered the effective date for purposes of determining the administrative charge. Any payments made by check shall be considered late, and the terms of this Lease shall be considered breached by Tenant, should such check not be paid upon the first presentation to Tenant’s indicated bank. Acceptance by Landlord of late rent and administrative charges due therefor shall not constitute a waiver of Landlord’s rights and remedies available in connection with any subsequent failure of Tenant to pay the Base Rent (or any Additional Rent due hereunder) or to make any other payment due Landlord hereunder in the manner or time provided for herein. Landlord shall have the same remedies for default for the payment of Additional Rent as are available to Landlord in the case of a default in payment of Base Rent.
     28. Relocation and Substitution of Premises
          28.1. Landlord shall have the right to relocate Tenant into other space within the Building no more than one (1) time during the Initial Term of this Lease, provided that such space is comparable in size and sufficient for Tenant’s intended use in Landlord’s reasonable judgment. In the event Landlord shall elect to relocate Tenant pursuant to the provisions of this paragraph, Landlord shall give Tenant not less than thirty (30) days’ written notice, indicating the location of Tenant’s new space and the date on which Tenant shall move to Tenant’s new space in the Building (“Relocation Space”). Upon receipt of notice from Landlord that Landlord elects to relocate Tenant pursuant to the provisions hereof, Tenant shall notify Landlord, not later than twenty (20) days after receipt of such notice, that Tenant will move to the Relocation Space or will not accept such move and elects to terminate this Lease, such termination to be effective sixty (60) days after Tenant so notifies Landlord. If Tenant does not so notify Landlord that Tenant either accepts the Relocation Space or terminates this Lease, all within twenty (20) days after receipt of notice from Landlord that Landlord has elected to relocate Tenant, then this Lease shall terminate effective sixty (60) days after Tenant receives notice from Landlord to relocate. Should Tenant elect to move to the Relocation Space, Landlord shall agree to pay all reasonable costs associated with relocating Tenant, Tenant’s furniture and equipment, including but not limited to the replacement of Tenant’s existing stock of stationary and business cards and any unforeseen, reasonable expenses related to the relocation which shall be pre-approved by Landlord and evidenced by the submission to Landlord from Tenant, Tenant’s paid invoices to vendors or contractors, which shall support such relocation expenses. In the event Tenant elects not to relocate to the Relocation Space and to terminate this Lease, Landlord shall have no liability to Tenant for earlier termination of this Lease or for any cost or expense of moving from the Leased Premises. When Tenant has moved to the Relocation Space, the same shall be considered to be the Leased Premises which is the subject of this Lease for all purposes herein. Otherwise, neither the terms and provisions hereof nor Tenant’s duties and obligations hereunder shall be affected by relocation of Tenant to the Relocation Space.
     29. Miscellaneous
          29.1. In any circumstance where Landlord is permitted to enter upon the Leased Premises during the lease Term, whether for the purpose of curing any default of Tenant, repairing damage resulting from fire or other casualty or an eminent domain taking or is otherwise permitted hereunder or by law to go upon the Leased Premises, no such entry shall constitute an eviction or disturbance of Tenant’s use and possession of the Leased Premises or a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages for loss of business or otherwise or entitle Tenant to be relieved from any of its obligations hereunder or grant Tenant any right of set-off or recoupment or other remedy; and in connection with any such entry incident to performance of repairs, replacements, maintenance or construction, all of the aforesaid provisions shall be applicable notwithstanding that Landlord may elect to take building materials in, to or upon the Leased Premises that may be required or utilized in connection with such entry by Landlord.
          29.2. Landlord or Tenant may restrain or enjoin any breach or threatened breach of any covenant, duty, or obligation of the other party herein contained without the necessity of proving the inadequacy of any legal remedy or irreparable harm. The remedies of each party hereunder shall be deemed cumulative and no remedy of either party, whether exercised by such party or not, shall be deemed to be in exclusion of any other.
          29.3. Except as may be otherwise herein expressly provided, in all circumstances under this Lease where prior consent or permission of one party (the “first party”) is required before the other party (the “second party”) is authorized to take any particular type of action, the matter of whether to grant such consent or permission shall be within the sole and exclusive judgment and discretion of the first party; and it shall not constitute any nature or breach by the first party hereunder or any defense to the performance of any covenant, duty, or obligation of the second party hereunder that the first party delayed or withheld the granting of such consent or permission, whether or not the delay or withholding of such consent or permission was prudent or reasonable or based on good cause.
          29.4. In all instances where Tenant is required hereunder to pay any sum or Landlord or Tenant is required to do any act at a particular indicated time or within an indicated period, except as expressly otherwise provided herein, it is understood that time is of the essence.
          29.5. The obligation of Tenant to pay all rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, or deduct from or offset against any rent and other sums provided hereunder to be paid Landlord by Tenant. Tenant waives and relinquishes any right to assert, either as a claim or as a defense, that Landlord is bound to perform or is liable for the nonperformance on any implied covenant or implied duty of Landlord not expressly herein set forth.
          29.6. Under no circumstances whatsoever shall Landlord or Tenant ever be liable for consequential damages or special damages, except in the event Tenant is a holdover Tenant, in which case Landlord may seek such consequential or special damages.
          29.7. Tenant agrees that no food, drink, or other vending machine will be installed within the Leased Premises without the written consent of Landlord first received.
          29.8. All monetary obligations of Landlord and Tenant (including, without limitation, any monetary obligation of Landlord or Tenant for damages for any breach of the respective covenants, duties or obligations of Landlord or Tenant hereunder) are performable exclusively in Houston, Harris County, Texas.
          29.9. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Lease, but such other provisions shall continue in full force and effect; AND IN THE EVENT OF ANY LITIGATION BETWEEN THE PARTIES, TEXAS LAW SHALL APPLY AND VENUE SHALL BE EXCLUSIVELY IN HARRIS COUNTY, TEXAS.
          29.10. Landlord shall have the right, at any time and from time to time, to change the name of the Building.
          29.11. Nothing herein contained shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent or of a partnership or joint venture between the parties hereto, it being understood and agreed that neither the provisions hereof nor the acts of the parties shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.
          29.12. TENANT HEREBY ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND DOES NOT MAKE WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOT SPECIFICALLY SET FORTH IN THIS LEASE, WHETHER WITH RESPECT TO THE PHYSICAL CONDITION OF THE LEASED PREMISES OR THE BUILDING OR ANY OTHER MATTER WHATSOEVER. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD DISCLAIMS ANY SUCH WARRANTIES, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF SUITABILITY.
          29.13. If there be more than one person or entity named as “Tenant” in this Lease, the obligations imposed upon Tenant shall be joint and several. If there shall be any guarantor(s) of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be joint and several obligations of Tenant and such guarantor(s); and Landlord need not first proceed against Tenant hereunder before proceeding against any such guarantor(s) nor shall any such guarantor(s) be released from its, or their, guarantee for any reason whatsoever.
          29.14. This Lease and any work letter, exhibits and/or addenda attached hereto constitute the entire agreements between Landlord and Tenant. No prior written or prior contemporaneous oral promises or representations shall be binding.
          29.15. This Lease shall not be amended, changed or extended except by written instrument signed by Landlord and Tenant.

          29.16. The provisions of this Lease shall be binding upon and inure to the benefit of the permitted heirs, executors, administrators, successors and assigns of the parties hereto, provided however this provision shall in no way whatsoever alter the restriction herein (Article 10) regarding prohibition of assignment and subletting by Tenant.
          29.17. Paragraph captions herein are for convenience only, and shall neither limit nor amplify the provisions of this Lease.
          29.18. If any guaranty of this Lease by a third party approved by Landlord is required by Landlord, such designated third party guaranty shall be of the form and substance of Exhibit “G” attached hereto and made a part hereof for all purposes. Landlord may terminate this Lease at any time after Landlord requests such guaranty to be delivered by Tenant until Landlord receives such guaranty fully executed by the third party guarantors designated by Landlord. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there be a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released form its guaranty for any reason whatsoever, including without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.
          29.19. The parties hereto acknowledge that the parties and their respective attorneys have reviewed this Lease and each party negotiated the terms hereof and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits hereto or any amendments hereof.
          29.20. DTPA WAIVER. As a material consideration for Landlord’s entering into this Lease, Tenant acknowledges and agrees as follows:
               29.20.1 IT IS THE UNDERSTANDING AND INTENTION OF THE PARTIES THAT TENANT’S RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR AND CONTEMPLATED IN THIS LEASE (COLLECTIVELY, THIS “TRANSACTION”) AND WITH RESPECT TO ALL ACTS OR PRACTICES OF LANDLORD, PAST, PRESENT, OR FUTURE, IN CONNECTION WITH THIS TRANSACTION, ARE AND SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT (THE “DTPA”). ACCORDINGLY, TENANT HEREBY (A) AGREES THAT UNDER ARTICLE 17.49 (F) OF THE DTPA THIS TRANSACTION IS NOT GOVERNED BY THE DTPA AND (B) CERTIFIES, REPRESENTS AND WARRANTS TO LANDLORD THAT (I) TENANT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THIS TRANSACTION WHO HAS NOT BEEN DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED OR SELECTED BY THE LANDLORD AND TENANT HAS CONFERRED WITH TENANT’S COUNSEL CONCERNING ALL ELEMENTS OF THIS LEASE (INCLUDING, WITHOUT LIMITATION, THIS ARTICLE 29.20) AND THIS TRANSACTION AND (II) THE LEASED PREMISES WILL NOT BE OCCUPIED BY TENANT AS TENANT’S FAMILY RESIDENCE. TENANT EXPRESSLY RECOGNIZES THAT THE TOTAL CONSIDERATION AS AGREED TO BY LANDLORD HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF DTPA TO THIS TRANSACTION AND THAT LANDLORD, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS LEASE, HAS EXPRESSLY RELIED ON THE INAPPLICABILITY OF THE DTPA TO THIS TRANSACTION.
          29.21. The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminates, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any federal, state or local law or ordinance relating to pollution or protection of the environment (an “Environmental Law”). Tenant hereby agrees that (i) no activity will be conducted on the Leased Premises that will produce any Hazardous Substances, and that all activity will consist of Permitted Uses, provided such permitted activities are conducted in accordance with all Environmental Law and have been approved in advance in writing by Landlord (the “Permitted Activities”); (ii) the Lease Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business, provided such materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord (the “Permitted Materials”); (iii) Tenant will not permit any Hazardous Substances to be brought onto the Leased Premises, except in strict compliance with applicable laws, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required clean-up procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Term of the Lease, the Leased Premises are found to be so contaminated or subject to said conditions, Tenant agrees to indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Leased Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.

          29.22. The submission and negotiation of this Lease shall not be deemed an offer to enter into a binding lease by the Landlord, but merely solicitation of such an offer by Tenant; and this Lease shall not be deemed a binding lease unless and until this Lease is fully executed by both Landlord and Tenant.
          29.23. This Lease and any Addendums and Exhibits attached hereto have been mutually negotiated by Landlord and Tenant, and any ambiguity shall not be interpreted in favor of either party.
          29.24 Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorism, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord.
          29.25 It is agreed and understood that mold spores are present essentially everywhere. Tenant acknowledges and understands that mold can grow in any moist location, including within the Leased Premises. Tenant acknowledges the necessity of good housekeeping, ventilation, and moisture control (especially in kitchens, bathrooms, beneath cabinets and around outside walls) for mold prevention. Tenant agrees to immediately notify Landlord if Tenant observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any personal injury or damages to property related to moisture or the growth of or occurrence of mold or mildew on or in the Leased Premises caused by Tenant’s action or inaction.
          29.26 To best of the Landlord’s Knowledge, there are no Hazardous Substances inside the Building. In the event Hazardous Substances are found in the Leased Premises or structural partitions inside the Building, and the presence of such Hazardous Substances were not due to any act of Tenant, Tenant’s agent, employees, representatives or contractors, Landlord shall be responsible for all costs incurred with the removal of such Hazardous Substances if such removal is required by Environmental Law. Landlord’s actual knowledge shall be defined as the actual knowledge of the President of Allstar Equities, Inc. (“Landlord Knowledge”).
          29.27 Landlord and Tenant acknowledge and agree that the terms of this Lease are confidential and constitute proprietary information of Landlord and Tenant. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and impair Landlord’s relationship with other tenants of the Building. Landlord and Tenant each separately covenant and agree that they, and their respective partners, officers, directors, employees and attorneys shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto. The foregoing shall not extend to disclosure by Landlord of the terms of this Lease to the holder of any mortgage on the Building, or any portion thereof, or to any prospective purchaser of the Building, or any interest therein, nor to the disclosure by either party to the independent accountants who audit their respective financial statements or the parties’ other professional advisors on a “need to know” basis. It is understood and agreed that damages would be an inadequate remedy for the breach of this provision by any party hereto and each of the parties hereto shall have the right to specific performance of this provision and to injunctive relief to prevent its breach or continued breach.
     29.28 Tenant agrees that at all times during the term of this Lease, the ratio of all persons occupying the Leased Premises at any time shall not exceed the Maximum Occupancy within the Leased Premises. In the event the occupancy rate within the Leased Premises shall exceed the Maximum Occupancy, the same shall constitute a default by Tenant under the terms of this Lease.
     29.29 Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree the provisions of this Lease for determining the Base Rent, Additional Rent, other charges and other payments payable by Tenant to Landlord under this Lease are commercially reasonable and valid even though such methods may not state the precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER ARTICLE 93.012 OF THE TEXAS PROPERTY CODE, AS ENACTED BY HOUSE BILL 2186, 77TH LEGISLATURE, AS SUCH ARTICLE NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.
     29.30. Tenant hereby covenants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

     30. Special Provisions
          30.1. For certain special provision, and other terms, provisions and conditions of this Lease, see the Addendum, which is attached hereto and incorporated herein by reference and made a part hereof for all purposes. (If there are no additional or special provisions to this Lease, no Addendum will be attached).
          30.2 In the event of any conflict between the Lease and the Landlord’s Rules and Regulations, the Lease shall prevail.
     EXECUTED on this 11TH day of October, 2006.

LANDLORD:

ALLSTAR EQUITIES, INC, A TEXAS CORPORATION

BY:	/s/ James H. Long

James H. Long, President

TENANT:

INX INC., A DELAWARE CORPORATION

BY:	/s/ Brian Fontana

Brian Fontana, Vice President and Chief Financial Officer

EXHIBIT “A”
LEGAL DESCRIPTION
2.251 acres of land, and being part of Lot(s) ONE (1) and THREE (3), Block FIVE (5) of the REPLAT OF BLOCK FIVE (5), SHARPSTOWN INDUSTRIAL PARK, SECTION TWO (2), in Harris County, Texas, as recorded in Volume 70, Page 48 of the Map Records of Harris County, Texas, said tract being more particularly described by metes and bounds as follows:
BEGINNING at a 5/8 inch iron rod in the Northwest line of said Block FIVE (5) and the Southeast line of U. S. Highway 59, said point being North 45 deg. 15 min. 48 sec. East 230.00 feet from the West corner of said Block 5;
THENCE North 45 deg. 15 min. 48 sec. East, with the Northwest line of said Block FIVE (5) and the Southeast line of said U. S. Highway 59, a distance of 227.18 feet to a 1/2 inch iron rod for the North corner of said Lot ONE (1) and the West corner of Lot TWO (2), Block FIVE (5);
THENCE South 44 deg. 44 min. 12 sec. East, with the common line of said Lot(s) ONE (1) and TWO (2), a distance of 268.18 feet to a 5/8 inch iron rod for the Northeast corner of Lot ONE (1) and the West corner of said Lot THREE (3) said corner lying in the Southerly line of said Lot TWO (2);
THENCE East, with the common line of said Lots TWO (2) and THREE (3), a distance of 69.70 feet to a 1/2 inch iron rod in the North line of Lot THREE (3) and the South line of Lot TWO (2);
THENCE South, a distance of 157.73 feet to a 5/8 inch iron rod for a corner;
THENCE South 45 deg. 15 min. 48 sec. West, at 98.12 feet past the common line of said Lot(s) ONE (1) and THREE (3), and continuing a total distance of 165.67 feet to a 5/8 inch iron rod for a corner;
THENCE North 44 deg. 44 min. 12 sec. West, a distance of 429.28 feet to the PLACE OF BEGINNING, and containing 98,060 square feet or 2.251 acres, more or less.

EXHIBIT “B”
FLOOR PLAN SHOWING LEASED PREMISES

EXHIBIT “C”
CONSTRUCTION WORK TO BE PERFORMED IN LEASED PREMISES
I — Improvements To Be Provided At Landlord’s Cost:
     1. None.
II — Improvements To Be Provided At Tenant’s Cost:
     1. The Base Rent of $14.50 per square foot per year includes a discount for the Buildout Allowance provided by Landlord as an allowance for Tenant-provided improvements to the Leased Premises and the common areas of the first floor.
     2. On or before December 31, 2006 Tenant will complete all currently planned improvement work on the first floor of the Building, including painting and installing new carpet in the Leased Premises and installing new flooring material in the main lobby of the first floor as well as new front and back glass doors to the main first floor lobby, which improvements and any other improvements or modifications made by the Tenant after December 31, 2006 are referred to herein as “Tenant’s Improvement Work.”
     3. If, after December 31, 2006, Tenant desires to make additional modifications or improvements to the Leased Premises, Tenant shall make a request, in writing, to Landlord setting forth in detail the request, and providing Landlord with detailed plans for such modifications or improvements (the “Tenant’s Plans”). Landlord shall notify Tenant of its approval or disapproval of Tenant’s Plans within ten (10) business days after delivery thereof to Landlord. If Landlord disapproves of Tenant’s Plans, or any portion thereof, Landlord shall promptly notify Tenant thereof, in writing, and shall indicate the revisions Landlord requires before approving Tenant’s Plans. Tenant shall then revise Tenant’s Plans and resubmit the same to Landlord for Landlord’s review and approval. All revisions must be approved by Landlord in writing.
     4. After the Tenant’s Plans have been approved in writing by Tenant and Landlord, or their duly appointed representatives, Tenant shall select a contractor to perform the Tenant’s Improvement Work in the Leased Premises according to the Landlord-approved Tenant’s Plans, which contractor must be approved in writing by Landlord before work commences. Within a reasonable time after selection of the general contractor, Tenant shall cause commencement of construction of the work and such work shall be considered to be “Tenant’s Improvement Work” hereunder.
     5. Tenant shall, at Tenant’s sole cost and expense, take whatever action is necessary to obtain and maintain all authorizations, approvals and permits required by any governmental authority for the Tenant’s Improvement Work. Tenant and Landlord shall cooperate in obtaining such authorizations, approvals or permits.
     6. All progress payments to contractors performing the Tenant’s Improvement Works shall be at no more than ninety percent (90%) of the amount certified to be due. Ten percent (10%) retainage shall be held pursuant to the provisions of Chapter 53 of the Texas Property Code. All supporting invoices and executed partial release and waivers of mechanic’s lien for work performed from each of the major subcontractors, materialmen, and the contractors shall be included in every construction draw request. Once Tenant’s Improvement Work is completed, the contractor must submit a certificate certifying that all work (including punch list items) under the construction contract with the contractor has been completed and that the materials have been physically incorporated into the Tenant’s Improvement Work free of liens and encumbrances, that all subcontractors and materialmen have been paid in full, and that the work conforms to Tenant’s Plans and the Tenant’s Improvement Work has been constructed in a good and workmanlike manner. Provided that all of the above terms are met, Tenant shall pay such submitted invoices. The final payment (retainage) of the progress payment shall be made no sooner than ten (10) days and no later than forty-five (45) days after all of the construction has been completed and all work performed is satisfactory to both Landlord and Tenant and after receipt of all executed full releases and waivers of lien.
     7. Tenant is responsible for notifying and identifying to Landlord, prior to occupancy, and prior to installation, if any of Tenant’s furniture, fixtures, or equipment are considered to have excessive weight, including, but not limited to a high density filing system or floor safe, to verify the floor load of same. If the load of such furniture, fixtures or equipment exceeds the existing floor load capacity, and if it is possible to increase the floor load capacity in Landlord’s sole discretion, then Landlord may elect to increase such floor load capacity in accordance with terms and conditions determined by Landlord in Landlord’s sole discretion, and in such case Tenant shall be responsible for the cost of increasing the floor load capacity.
     8. Tenant, at Tenant’s sole cost and expense, upon vacating the Leased Premises or upon termination of the Lease, shall remove all telephone equipment, computer equipment, networking equipment, and all associated wiring and cabling from the Leased Premises, including any mounting surfaces, within the Leased Premises. Tenant at Tenant’s sole cost and expense shall promptly repair all damages caused by said removal. In the event Tenant fails to remove the aforesaid described property, then Landlord may remove the same and demand from Tenant and Tenant herein agrees to pay all cost and expense incurred by Landlord to perform such removal. This paragraph shall survive the termination of the Lease.

EXHIBIT “D”
RULES AND REGULATIONS
1.	Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service for Tenant to Landlord’s supervision and/or approval before performance of any installation of telephone equipment, network equipment, telegraph equipment, electrical devices and attachments, and installations of any and every nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment or any other physical portion of the Building. None of this work will be done by Tenant without Landlord’s prior written approval.
2.	The work of the janitor or cleaning personnel shall not be hindered by Tenant after 6:00 p.m., and such work may be done at any time when the offices are vacant. The windows, doors, and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc., necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service. Tenant must keep all Tenant space that is visible from public areas neat and clean at all times. Tenant shall lock all office doors leading to corridors and turn out all lights at the close of their working day. The disposal of trash or storage of materials in the hallways, elevator lobbies, stairways and other common areas of the Building is prohibited.
3.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky or heavy material or merchandise, or materials which require use of elevators or stairways, or movement through the Building entrances or lobby, shall be conducted under Landlord’s supervision and direction and in such manner as Landlord may reasonably require, and if required by Landlord, after normal operating hours of the other tenants occupying the Building. Advance written notice of intent to move such items must be made to the Building manager’s office. Each tenant assumes all risks of and shall be liable for all damage to property, articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.
4.	No sign or signs in any form will be allowed on the exterior of the Building or on any window or windows inside or outside of the Building; and no sign or signs will be permitted in any hallway, public corridor or on corridor doors or entrances to the Leased Premises, except for those signs which receive the prior written approval of Landlord; and no signs shall be permitted on the interior of the Leased Premises that are visible from the exterior of the Leased Premises, without the express, prior written approval of Landlord. Notwithstanding the foregoing, it is understood by Tenant that all signage in the Leased Premises or on any portion of the Leased Premises must first receive the written approval of Landlord.
5.	Tenant shall not place, install or operate on the Leased Premises or in any part of the Building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein (with the exception of the use of microwave ovens for heating purposes only), or place or use in or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any other flammable, explosive, or hazardous material, or conduct activities that produce loud or obnoxious sounds, or cause any odors whatsoever without the prior written consent of Landlord.
6.	No portion of any of Tenant’s leased area shall at any time be used for cooking (with the exception of the use of microwave ovens for heating purposes only), sleeping, or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually handicapped persons, shall be brought into or kept in, on or about the Building or the Leased Premises.
7.	Landlord may permit entrance to Tenant’s offices by use of pass keys and/or access cards controlled by Landlord or employees, contractors, or service personnel supervised or employed by Landlord.
8.	None of the entries, passage doors, elevators, elevator doors, hallways, sidewalks, doorways, vestibules, or stairways shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into these areas, or such areas be used any time except for access or egress by Tenant’s agents, employees or invitees.
9.	Tenant shall obtain Landlord’s and mortgagee’s approval for structural changes and/or alterations of the Leased Premises or for any alterations of the electrical supply to the Leased Premises.
10.	The location, weight and supporting devices for any safes and/or other heavy equipment shall in all cases be approved, in writing, by Landlord prior to initial installation or relocation.
11.	Corridor doors, when not in use, shall be kept closed in accordance with City of Houston Building and Fire Codes.

12.	To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffees, foods or other concessions, water, towels, or newspapers.
13.	Landlord shall not be responsible to the Tenant, its agents, employees or invitees for any loss of money, jewelry or other personal property from the Leased Premises or public areas or for any damages to any property therein from any cause whatsoever whether or not such loss or damage occurs when an area is locked against entry.
14.	Tenant shall exercise reasonable precaution in the protection of its personal property from loss or damage by keeping doors leading to corridors or unattended areas locked. Tenant shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery. It is expressly understood that Tenant shall have the obligation to insure Tenant’s furniture, fixtures, improvements and personal property in the Leased Premises and Landlord shall have no obligation therefor.
15.	Tenant, its employees, guests, visitors and invitees may be called to show suitable identification and sign a building register when entering or leaving the Building at times other than normal building operating hours and all tenants shall cooperate fully with building security personnel in complying with such requirements. Tenant will comply with any and all security procedures established from time to time by Landlord.
16.	Tenant shall not solicit or circulate advertising material among other tenants of the Building except through the regular use of United States Mail Service. Tenant shall notify the Building Manager or the building security personnel promptly if it comes to Tenant’s attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.
17.	Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case, where the conduct of such person or persons, in the sole opinion of Landlord, involves a hazard or nuisance to any tenant or occupant of the Building or to the general public.
18.	Landlord shall not be liable for any damages from the stoppage of elevators for necessary or desirable repairs, maintenance or improvements, or delays of any duration in connection with the elevator service. Temporary inconvenience occasioned in connection with construction shall not be deemed a breach of Landlord’s covenants and obligations hereunder.
19.	Tenant shall not alter any lock or install any new locks or bolts on any doors or windows of the Leased Premises, without the prior written consent of the Landlord.
20.	The toilet rooms, urinals, wash bowls, water fountains, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever, shall be thrown therein and the expense, stoppage or damage resulting from the violation of this rule shall be borne by Tenant who, or whose agents, officers, employees, contractors, servants, invitees or guests, shall have caused such damage.
21.	Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Leased Premises, or permit to suffer the Leased Premises to be occupied or used in a manner offensive or objectionable to the Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein.
22.	All requests of the Landlord to start the air conditioning or heating at Tenant’s expense (other than the Tenant’s occupant starting the HVAC system themselves from within the Building using their access card) must be submitted in writing to the management office by 2:00 p.m. on the day desired for weekday requests and by 2:00 p.m. on Friday for weekend requests (including Saturday mornings) and 2:00 p.m. on the preceding day for holiday requests.
23.	All tenant modifications resulting from remodeling in or to the Leased Premises must conform to the City of Houston Building and Fire Codes.
24.	Tenants shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises. Landlord shall adjust thermostats, as necessary, to maintain the Building standard temperature.
25.	Rules concerning parking:
(a)	All of Tenant’s employees and other occupants of the Building must park in the area designated for Tenant’s occupants in this Lease.

(b)	Vehicles must be parked within the marked spaces.

(c)	Persons using the parking area do so at their own risk. The Landlord specifically disclaims all liability, except when caused solely by its gross negligence or willful misconduct, for any personal injury incurred by users of the parking area, their agents, employees, family, friends or guests, or as a result of damage to, theft of, or destruction of, any vehicle or any contents thereof as a result of the operations of parking vehicles in the parking area.

(d)	All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Leased Premises, parked within designated parking spaces, one vehicle to each space. No vehicle that leaks motor oil or transmission fluid or other vehicle fluids that might damage the asphalt parking lot shall be parked in the Parking Lot at any time. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge to remove the “boot.”
26.	Tenant agrees that at all times during the term of this Lease, the ratio of all persons occupying the Leased Premises at any time shall not exceed the Maximum Occupancy. In the event the occupancy rate within the Leased Premises shall exceed the Maximum Occupancy, the same shall constitute a default by Tenant under the terms of this Lease.
27.	Landlord reserves the right to rescind any of these rules and regulations in whole or in part and to make such other and further rules and regulations as in its judgment shall from time to time be necessary for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their guests, employees and invitees, which rules and regulations, when made and written notice thereof is given to the Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed.
28.	THE BUILDING IS A SMOKE-FREE ENVIRONMENT AND SMOKING INSIDE THE BUILDING IS NOT PERMITTED AT ANY TIME. AN AREA OUTSIDE THE BUILDING WILL AT ALL TIMES BE DESIGNATED BY LANDLORD AS A SMOKING AREA FOR THE USE OF BUILDING OCCUPANTS THAT SMOKE, AND ALL SMOKING OUTSIDE THE BUILDING IS TO BE CONFINED TO THIS AREA.

EXHIBIT “E”
PARKING
     1. It is understood and agreed that Landlord shall provide Tenant with a maximum number of parking spaces as set forth in the definition of “Maximum Parking Spaces” in Section 1.2 of the Lease and that these parking spaces shall be unassigned parking spaces in the parking lot of the Building (the “Parking Lot”). During the Initial Term of the Lease all parking shall be at no charge.
     2. Landlord reserves the right to restrict parking in the Parking Lot by means of parking permits, stickers, or access cards. In the event Landlord restricts parking, Tenant shall notify Landlord in writing of the number of parking permits, stickers or access cards desired by Tenant (up to the maximum number permitted under the Lease) and Tenant may change said number on fifteen (15) days prior written notice to Landlord. Only Tenant and Tenant’s employees shall be permitted to use the parking permits, stickers or access cards and park in the Parking Lot.
     3. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Leased Premises, parked within designated parking spaces, one vehicle to each space. No vehicle that leaks motor oil or transmission fluid or other vehicle fluids that damages the asphalt parking lot shall be parked in the Parking Lot at any time. No vehicle shall be parked as a “billboard” vehicle or other advertising mechanism in the parking lot. Any vehicle parked improperly may be towed away by Landlord at Tenant’s or vehicle owner’s expense. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge to remove the “boot.” Tenant shall indemnify, defend, hold and save harmless Landlord of any liability arising from the towing or “booting” of any vehicles belonging to Tenant, its employees, agents, officers, partners, representatives or invitees.

EXHIBIT “F”
CERTIFICATE OF CORPORATE RESOLUTIONS
OF THE BOARD OF DIRECTORS OF
INX INC.
I, Joseph Horzepa, Secretary of INX Inc., (hereinafter called the “Corporation”), do hereby certify that the Corporation is duly organized and existing under the laws of the State of Delaware; that all franchise and other taxes required to maintain its corporate existence have been paid when due and that no such taxes are delinquent; that no proceedings are pending for the forfeiture of its Certificate of Incorporation or for its dissolution, voluntarily or involuntarily; that it is fully qualified and in good standing to do business in all jurisdictions in which the nature of its requires it to be qualified; that there is no provision of the Articles of Incorporation or Bylaws of the Corporation limiting the power of the Board of Directors to pass the resolutions set forth below; that such resolutions were duly adopted by the Board of Directors of the Corporation on September 8, 2006, and that such resolutions have not been altered, amended, rescinded or repealed and are now in full force and effect.
RESOLVED, that Brian Fontana, the Chief Financial Officer of the Corporation (the “Named Executive”) is hereby authorized by the Corporation to execute and deliver a Lease Agreement (the “Lease”) by and between the Corporation, as Tenant, and Allstar Equities, Inc. as Landlord, providing for the leasing of certain premises in the building located at 6401 Southwest Freeway, Houston, Texas 77074 as further described in the Lease dated October 11, 2006; and
RESOLVED, that the Named Executive and/or any other officer of the Corporation is hereby authorized to negotiate on behalf of the Corporation, all terms and conditions of the Lease, together with all other matters in connection therewith, in the form and manner, and to the extent, that they deem appropriate or necessary; and
RESOLVED, FURTHER, that the Named Executive is hereby authorized to execute, on behalf of the Corporation, the Lease and any other documents which may be necessary or required by the Landlord and to take any and all other action which may be required to effect the foregoing transaction.
IN WITNESS THEREOF, I have hereunto set my hand as Secretary of the Corporation this 11th day of October, 2006.

/s/ Joseph Horzepa

Signature Joseph Horzepa Secretary, INX Inc.

EXHIBIT “G”
LEASE GUARANTEE
1. None

ADDENDUM TO LEASE DATED OCTOBER 11, 2006
BY AND BETWEEN ALLSTAR EQUITIES, INC. (“LANDLORD”) AND
INX INC. (“TENANT”)
1. TERMINATION OPTION
     1.1. Provided Tenant is not in default and subject to existing tenant’s rights, Tenant shall have the option to terminate the Lease at the end of the 60th month and the end of the 72nd month of the Initial Term by providing Landlord with notice and payment of a termination fee as set forth in this section 1.1 below. In order to exercise its option to terminate the lease as provided for above, Tenant must either:
i. Deliver a written notice to Landlord of Tenant’s intention to exercise its option to terminate the lease earlier than seven hundred twenty (720) days and no later than three hundred sixty (360) days prior to the end of the sixtieth (60th) month [or the seventy second (72nd) month, as the case may be] and make payment together with such notice of a lease termination fee to Landlord in an amount equal to one (1) month of Base Rent; or
ii. Deliver a written notice to Landlord of Tenant’s intention to exercise its option to terminate the lease earlier than seven hundred twenty (720) days and no later than one hundred eighty (180) days prior to the end of the sixtieth (60th) month [or the seventy second (72nd) month, as the case may be] and make payment together with such notice of a lease termination fee to Landlord in an amount equal to two (2) months of Base Rent.
2. RENEWAL OPTION
     2.1. Provided Tenant is not in default and subject to existing tenant’s rights, Tenant shall have the option to renew the Lease for two additional five (5) year periods (each a “Renewal Option”). In such case, Base Rent under the renewed lease shall be at the then prevailing Fair Market Rental Rate (defined below) but shall in no event be less than one hundred and five percent (105%) of the Base Rent paid under the Lease prior to such renewal. In order to exercise a Renewal Option, Tenant shall provide Landlord with written notice of Tenant’s intent to renew no earlier than nine (9) nor less than six (6) months prior to the Lease expiration. These Renewal Options shall not be transferable by assignment or sublease.
     2.2 As used herein, the term “Fair Market Rental Rate” shall be the average annual rental rate per rentable square foot then being charged for office space in comparable Buildings in Houston, Texas, and taking into consideration use, location, floor level within the applicable building, quality, age, location of applicable building, improvements, operating expense base, parking charges, term or length of lease, signage, type of lease and rent concessions. Bona fide written offers to lease the relevant space made to Landlord by third parties may be taken into consideration in estimating or determining Fair Market Rental Rate.
3. RIGHT OF FIRST REFUSAL ON ADDITIONAL SPACE
     3.1 Provided Tenant is not in default and subject to existing tenant’s rights, Tenant shall have the option to lease any additional space in the Building on the same terms and conditions as are being offered by Landlord to another potential tenant that has made a proposal to lease space in the Building, which option shall be subject to any similar preexisting options granted by Landlord to others.
4. LANDLORD RIGHT TO BUY OUT VALUE OF LEASEHOLD IMPROVEMENT ALLOWANCE
     4.1 At any time during the Term of the lease, Landlord shall have the right to pay Tenant in cash the amount of unamortized Build Out Allowance and after Landlord pays Tenant such amount the monthly Basic Rent payment payable under the lease shall be increased $0.375 per sq. ft. per year to fourteen and 87.5/00 ($14.875) per sq. ft. per year for the remaining term of the lease.
5. SUBORDINATION OF LANDLORD’S LIEN TO TENANT’S SECURED CREDITORS
     5.1 If at any time any of Tenant’s secured lenders that are not related parties or affiliates of Tenant require that Landlord subordinate its landlord’s lien on Tenant’s property, Landlord shall immediately provide such subordination in a form required by Tenant’s secured creditors.
6. TENTANT FINANCIAL STATEMENTS UPON REASONABLE REQUEST BY LANDLORD
     6.1 Tenant will provide Landlord with its financial statements upon request if required by Landlord’s creditor(s), in which case Landlord shall keep such financial statements confidential except for release to such creditor(s).